[LETTERHEAD OF FARNSWORTH BANCORP, INC.]

FOR IMMEDIATE RELEASE    FOR FURTHER INFORMATION CONTACT:
---------------------    --------------------------------
May 10, 2006             Gary N. Pelehaty, President and Chief Executive Officer
                         (609) 298-0723


                            FARNSWORTH BANCORP, INC.
                     ANNOUNCES SECOND QUARTER 2006 EARNINGS

         Bordentown, New Jersey -- May 10, 2006 - Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the second fiscal quarter ended March 31, 2006, it had net income of $64,660 or $0.10 per share, as compared to a net income of $104,270 or $.17, for the quarter ended March 31, 2005. For the six months ended March 31, 2006, the Company earned $154,834 or $0.25 per share, as compared to net income of $216,693 or $.36 per share, for the six months ended March 31, 2005. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the decrease in earnings during the second fiscal quarter to increases in interest expense and non-interest expense, and a decrease in non-interest income, partially offset by increased interest income.

         Total assets of the Company were $105.6 million at March 31, 2006, as compared to $104.1 million at September 30, 2005. Stockholders' equity was $9.1 million or $13.92 per share at March 31, 2006 as compared to $9.2 million or $14.20 per share at September 30, 2005.

         Peoples Savings Bank is a federally chartered stock savings bank that conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Marlton and Mt. Laurel, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.